EXHIBIT 99.2

Lexington Realty Trust – UNEDITED TRANSCRIPT

Q3 2018 Earnings Call

Company Participants:

T. Wilson Eglin, Chief Executive Officer and President

Patrick Carroll, Chief Financial Officer

Brendan Mullinix, Executive Vice President

Lara Johnson, Executive Vice President

James Dudley, Executive Vice President and Director of Asset Management

Heather Gentry, Senior Vice President of Investor Relations

Operator:

Good day, and welcome to the Lexington Realty Trust Third Quarter Earnings Conference Call and Webcast. (Operator Instructions) Please note, this event is being recorded. I would now like to turn the conference over to Heather Gentry of Investor Relations. Please go ahead.

Heather Gentry:

Thank you, operator. Welcome to Lexington Reality Trust's third quarter 2018 conference call and Webcast. The earnings release was distributed this morning, and both the release and quarterly supplemental are available on our website at www.lxp.com in the Investor section, and will be furnished to the SEC on a Form 8-K.

Certain statements made during this conference call regarding future events and expected results may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Lexington believes that these statements are based on reasonable assumptions. However, certain factors and risks, including those included in today's earnings press release and those described in reports that Lexington files with the SEC from time to time could cause Lexington's actual results to differ materially from those expressed or implied by such statements. Except as required by law, Lexington does not undertake a duty to update any forward-looking statements. In the earnings press release and quarterly supplemental disclosure package, Lexington has reconciled all non-GAAP financial measures to the most directly comparable GAAP measure.

Any references in these documents to Adjusted Company FFO refer to Adjusted Company Funds From Operations available to all equity holders and unitholders on a fully diluted basis. Operating performance measures of an individual investment are not intended to be viewed as presenting a numerical measure of Lexington's historical or future financial performance, financial position or cash flow.

On today's call, Will Eglin, CEO; Pat Carroll, CFO; and Executive Vice Presidents, Brendan Mullinix, Lara Johnson and James Dudley, will provide commentary around our third quarter results.

I will now turn the call over to Will.

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T. Wilson Eglin:

Thanks, Heather, and good morning, everyone. We had a very active third quarter, most notably on the disposition front and finished the quarter with solid financial and operational results. Year-to-date, we have completed almost $1 billion of dispositions, far exceeding our initial guidance of $250 million to $350 million.

As a result, we have made meaningful progress in transitioning the portfolio to consist of primarily single-tenant net leased industrial assets. The most significant transaction we completed was the sizable $726 million, 21 office property portfolio disposition to a joint venture. We are extremely pleased with the transaction, which we believe advanced several of our key strategic objectives. Industrial revenues increased 61% of our overall portfolio, up meaningfully from 44% at the beginning of the year, while significantly reducing office revenues to 34%, down from 52% at the beginning of the year.

In addition, we utilized sale proceeds to reduce our leverage from 6.2x net debt-to-adjusted EBITDA at the end of the second quarter to 4.3x at the end of this quarter. The 3.8 million square foot portfolio was sold for $190 per square foot, with GAAP and cash cap rates of
8.6% and 8.1%, respectively. The portfolio consisted of mostly older vintage properties with an average age of about 23 years and the value obtained was enhanced by high occupancy and long leases. Our partner owns 80% of the venture and we own 20% or approximately $54 million of initial equity.

The joint venture structure provides the opportunity for future upside for a promote and we will continue to manage the assets for an attractive fee of 85 basis points on equity or approximately $1.8 million annually. Net proceeds from the transaction of approximately $565 million provided us a substantial amount of capital to repay debt, invest in industrial assets and repurchase shares. During and subsequent to the quarter, we used sales proceeds to fully repay our revolving credit facility and the entirety of our 2020 term loan.

Also during the quarter, we took the opportunity to repurchase 900,000 shares at an average price of $8.08 per share. We repurchased an additional 2.7 million shares at an average price of $8.06 per share after quarter end, bringing our total share repurchase activity for 2018 to 4.6 million shares at an average price of $8.04 per share.

We continue to view share repurchases as one of our many tools to create shareholder value. And today, we announced our Board of Trustees has authorized an additional 10 million shares to repurchase, which brings our total available shares to repurchase to approximately 12 million. We would expect the remaining proceeds from the transaction, future disposition proceeds and available cash to be used for some combination of share repurchases and industrial investments as we look to optimize capital allocation and continue to transition to a primarily single-tenant net leased industrial portfolio.

We've acquired approximately $210 million of industrial properties this year. We continue to be mindful of pricing when purchasing assets, although it does appear that cap rate compression for the types of assets we are buying has leveled. As we look at growth opportunities, our concentration will remain primarily on increasing our exposure to easily repurpose warehouse and distribution centers, which now represent approximately 64% of our industrial revenues.

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Disposition activity for the year, including the large portfolio sale, is expected to exceed $1 billion. Looking ahead to 2019, we expect to work actively on dispositions as we move towards our near-term goal of an 85% industrial, 15% office portfolio composition by year-end 2019.

Financial results were strong for the quarter. Net income of $0.90 per diluted common share was higher than usual, due primarily from gains from the sale of the portfolio. We've also generated $0.24 per share of Adjusted Company FFO and we now expect 2018 Adjusted Company FFO guidance to be within the range of $0.93 to $0.95 per share, $0.01 per share improvement compared to what we guided to in connection with the portfolio disposition announced in September.

The acceleration of the company's transition to a low leverage mainly industrial portfolio is expected to result in near-term earnings dilution. However, we believe by moving towards becoming a primarily industrial REIT with a strong balance sheet and less capital expenditures required to sustain occupancy, we are positioning our company to have better risk-reward attributes, a more attractive long-term growth profile and a much better valuation. We intend to provide 2019 guidance with our fourth quarter earnings results.

With the joint venture announcement, we also announced that we expect to adjust our dividend for the first quarter 2019 dividend payment, which has historically been paid in April. This is being done in an effort to bring our dividend back in line with recurring taxable income, and we expect to be within an estimated range of 55% to 65% of 2019 Adjusted Company FFO. For 2018, we are distributing approximately $50 million in excess of our statutory minimum, excluding gains on sales, so our revised dividend will allow us to retain more capital to reinvest into the business going forward and improve our growth prospects over time. Our dividend has been disproportionately funded from our office portfolio for many years and as we shift our portfolio to become more industrial focused with more durable income, we believe the dividend reset is appropriate. Analyst estimates for our new dividend level are generally between $0.40 and $0.48 per share, and we are comfortable with this range subject to board approval, as we believe our recurring taxable income is likely to exceed $0.40 per share in 2019.

But the quarter was busy, and we don't expect things to slow down anytime soon. It has been rewarding to see the portfolio evolve through our focused execution and we're excited future as we continue to shift the portfolio to a primarily single-tenant net leased industrial REIT. We will now spend some time reviewing investments, dispositions, leasing and financial results in more detail. And I'll turn the call over to Brendan Mullinix to discuss investments.

Brendan Mullinix:

Thanks, Will. Our investment strategy continues to focus on the purchase of high-quality single-tenant industrial facilities in primarily secondary markets. As evidenced by our most recent acquisition activity, we are active in primary markets as well. We are most interested in acquiring well-located, generic, easily repurposed warehouse distribution centers with lease terms varying in duration.

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User demand still calls for larger bulk warehouse options and we expect to invest further in regional, super-regional and national distribution centers. In terms of markets, we are reviewing opportunities in many of the markets where we have been active historically, including the Southeast and Midwest, focusing on locations that offer strong infrastructure and access to favorable demographics, including significant population growth.

We are also inclined to act on opportunities like our development joint venture in Columbus, Ohio where we have the ability to generate incremental yield.

Looking at the third quarter, we purchased three industrial properties for a total of $71 million at average GAAP and cash cap rates of 6.1% and 5.6%, respectively. The three properties acquired were all warehouse distribution centers comprising one million square feet. Subsequent to quarter end, we were able to extend one of the leases, bringing the weighted-average lease term on the three acquisitions to eight years.

Two of these assets were purchased as a portfolio and included 258,000 square-foot facility located in Houston, Texas and a 342,000 square-foot facility in Spartanburg, South Carolina. The newly constructed Texas asset is situated in an institutional-grade industrial park within a top-performing submarket of Southeast Houston. The facility is leased to logistics provider Unis who is using this space as an import facility given its close proximity to the Bayport container terminal in the Port of Houston. The Spartanburg property is within minutes of two major highways and serves as one of Wal-Mart's six returns centers in the U.S. with every retail and online return in the southeast processed through our facility.

We also purchased a 357,000 square-foot facility leased primarily to Teasdale Foods in an industrial submarket of Northwest Dallas. The property lends itself to easy divisibility where currently a small percentage of the facility is occupied by second tenant whose lease expires in October 2024. Shortly after closing on the acquisition, we extended the Teasdale lease through December 2033. Total investment volume for the year is approximately $210 million at average GAAP and cash cap rate at 6.9% and 5.8%, respectively.

We expect to acquire a 540,000 square-foot, newly constructed Class A distribution facility located in the fast-growing industrial sub-market of Phoenix, Arizona for $43 million, which we anticipate will close soon.

We continue to work on other investment opportunities, some of which could close before year-end. On average, over the last three years, we have purchased roughly $400 million to $450 million a year of new investments, with 2017 volume $728 million being the outlier.

As Will mentioned earlier, pricing for the types of assets that we are interested in purchasing are Class A product in mainly secondary markets seems to be stabilizing. The opportunities that we are focused on suggest that we can maintain acquisition volume consistent with our historical average, although this will be largely dependent on future pricing as well as capital allocation alternatives.

Our Etna, Ohio joint venture infrastructure build-out is well underway. We are finalizing negotiations with the major investment-grade retailer for the construction of the 1.2 million square foot e-fulfillment distribution center. We will keep you updated as this project and other build-to-suit opportunities progress.

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I'll now turn it over to Lara to discuss dispositions.

Lara Johnson:

Thanks, Brendan. The disposition of nonindustrial assets will continue to play a primary role in our overall, business strategy. As we'll discuss, in an effort to accelerate disposition, we sold a $726 million portfolio of older, longer-leased suburban office properties at a favorable price of $190 a foot. We also sold four more office properties and three other properties totaling $114 million during the quarter, bringing third quarter sales volume to approximately $840 million.

With the addition of one office sale completed after the quarter, our 2018 disposition volume totaled $984 million at average GAAP and cash cap rates of 8.5% and 8.1%, respectively. Disposition volume for the year is expected to exceed $1 billion at estimated GAAP and cash cap rates of 8.8% and 8.4%, respectively.

As evidenced by our 2018 sales volume, we remain committed to efficiently sell nonindustrial properties in order to simplify operations and enhance cash flow predictability through a singular focus on industrial properties. For the remainder of 2018 and '19, we anticipate continued robust disposition activity as we aggressively craft a portfolio that generates 85% or more of its revenue from industrial properties.

We are marketing or intend to market for sale half or more of the remaining office properties by year-end 2019 and are optimistic we can achieve pricing at or better than 2018 cap rate levels. Although, this is ultimately dependent on execution and the mix of properties sold. The office assets we are marketing or intend to market for sale generated approximately $30 million of NOI for the nine months ended September 30 and were encumbered by $238 million of mortgage debt. These assets will include a mix of well-located, higher quality facilities with long-term leases and other properties to shorter leases.

We are focused on optimizing pricing on the remaining office portfolio by pursuing marketing strategies keenly focused on forcing the best buyers in the market for each property as well as executing sales when assets are primed through aggressive asset management and leasing efforts.

Subsequent to 2019, we expect to continue the disposition strategy to shrink the remaining office portfolio as assets are prepared for the sales market through our leasing and asset management program.

With that, I'll turn the call over to James will provide an update on leasing.

James Dudley:

Thanks, Lara. Leasing activity for the quarter was strong, with approximately 900,000 square feet of office space leased. Our portfolio was 96.8% leased at quarter end, with a weighted-average lease term of 8.5 years. As a result of the large portfolio sale, these numbers were both slightly impacted compared to last quarter. GAAP and cash rent on office extensions increased by 10% and just under 1%, respectively, due primarily to our extensions with Honeywell and Cummins.

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As we discussed last quarter, we signed a five-year lease extension with Honeywell in our 252,000 square-foot office property in Glendale, Arizona. This extension included a 2% increase in cash rent with no TIs, leasing or other transaction costs.

Cummins, who occupies our 390,000 square-foot office property in Columbus, Indiana, did not exercise its purchase option and their lease was automatically extended for 5 years pursuant to the lease terms. The lease extension will result in a 3% increase in cash rents with no TI, leasing or other costs. Cummins has filed a claim in an effort to exercise its purchase option, which we believe is without merit. We will continue to keep you updated on this matter.

We also signed a seven-year lease extension in our 78,000 square-foot property in Meridian, Idaho with T-Mobile. The longer rental term resulted in about 10% cash rental rate decrease. Regarding new leases, our multi-tenant office buildings in Phoenix, Arizona and Houston, Texas, both had new tenants leased space in the buildings. This brought occupancy to approximately 65% at our Phoenix property and to approximately 49% at our Houston property. We have additional prospects looking at space in both buildings, which if executed, will bring our Phoenix property to full stabilization and close to full stabilization in our Houston property. In that event, we will begin the marketing process to sell both buildings.

Following quarter end, we negotiated a lease buyout with the tenant in our 60,000 square-foot office building in Orlando, Florida, and re-leased the space to Card Working Servicing for a 10-year term. The buyout significantly reduced leasing cost and the new long-term lease enhance the property value. The property will now be marketed for sale.

As a percentage of overall rental income, we currently have 3% of leases rolling for the remainder of 2018 and 8.5% in 2019. We have been working diligently on the remaining 2018 and 2019 expirations and have fairly good visibility on the majority of their outcomes.

On the office side, as we have stated in previous quarters, both Swiss Re properties, whose leases expire at the end of this year and in April of 2019, are most likely for closure sales following the maturities if we cannot find a tenant or buyer; although we have seen some recent activity for both. We have previously announced that Rico, the tenant in our 79,000 square-foot Houston office property, will move out when their lease term ends in January 2019. We continue to market the property for lease or sale.

We are working diligently on four other office properties with leases expiring in 2019. This includes our FedEx property in Memphis, Tennessee, which we now expect to sell to FedEx. In addition, John Wiley in Indianapolis is expected to stay in a portion of the space, and we are marketing the remaining space for lease. We expect to obtain a long-term lease extension from West Diagnostics, a subtenant of T-Mobile, in Lenexa, Kansas; although we expect there to be a fairly significantly lease roll down.

Finally, Alstom Power exercised their termination option at our Virginia property and their lease is now set to expire at the end of 2019 versus their previous 2021 expiration. We received an unsolicited offer from a user buyer for the facility, which we believe could be a promising outcome.

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Moving on to 2018 industrial expirations and vacancies. We continue to see interest to our purchase or lease our warehouse facilities in Duncan, South Carolina, Henderson, North Carolina and Plymouth, Indiana. We are hopeful for positive outcomes in each of these cases given the continued strong demand for industrial space. We expect to renew our lease with Jacobson Warehouse in Rockford, Illinois, but are still in negotiating terms.

Looking to 2019, we remain in negotiations with L'Oréal, who’s lease expires in October of 2019, and we expect Owens Corning, who’s two leases expired at the end of the year to extend their leases. Michelin, who leases our Moody, Alabama industrial facility is currently building a new three million square foot distribution facility in South Carolina. While Michelin has not indicated by their plans are for the relocation, we have begun the marketing process in the event our location is consolidated into the new facility.

With that, I will now turn the call over to Pat who will discuss financial results.

Patrick Carroll:

Thanks, James. For the third quarter, gross revenues were approximately $100 million compared with gross revenues of $98 million for the same time period in 2017. The increase in revenue was related primarily to revenue generated from 2017 and 2018 property acquisitions, new leases and acceleration of below-market leases for certain properties in which the tenants renewal option expired. These are offset by sales, particularly the sale of the 21 office assets to the joint venture.

We had net income attributable to common shareholders for the third quarter of approximately $216 million or $0.90 per diluted share compared to net income attributable to common shareholders of approximately $4 million or $0.02 per diluted common share for the same time period in 2017. The largest contributor to the significant increase was the difference in the timing of gains on sale and impairment charges recognized on properties, particularly the gain on sale of the 21-office asset portfolio.

We now expect net income attributable to common shareholders to be within a range of $0.90 to $0.92 per diluted common share for the year ended December 31, 2018. This range is always subject to change.

Adjusted Company FFO for the third quarter was $58 million or $0.24 per diluted common share compared to $61 million or $0.25 per diluted common share for a shame time in 2017. The decrease was primarily related to asset sales.

At quarter end, our Adjusted Company FFO payout ratio was 72%. Same-store NOI for the nine months ended September 30, 2018, was approximately $174 million, up 0.4% when compared to the first nine months of 2017. Same-store percentage lease at the end of the quarter was 95.6% compared to 98.5% for the same time period in 2017. This decrease was primarily related to vacancies on our Memphis, Tennessee and Duncan, South Carolina industrial facilities.

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Dispositions during the quarter resulted in aggregate gains on sale of approximately $202 million. The sizable gain is primarily attributable to the large portfolio of disposition.

Property operating expenses were $11 million for the quarter, roughly $1 million lower than for the same time period in 2017. Leasing cost and tenant improvement payments were approximately $1.3 million in the third quarter. We have currently budgeted approximately $8 million in TI in leasing cost for the remainder of 2018.

Estimated TI and leasing cost for 2019 are budgeted to be approximately $12 million. Both 2018 and 2019 numbers are subject to change and are dependent on a variety of factors, including sales volume.

G&A expenses were approximately $7.5 million in the quarter, approximately $480,000 less than when compared to the third quarter of 2017. This decrease was primarily related to reduced professional fees.

We expect full year 2018 G&A to be approximately $32 million to $33 million. As we continue to simplify operations through office dispositions, we would expect operating cost move down considerably over time. Our preliminary estimate for 2019 G&A is within a range of $27 million to $29 million.

Moving on to the balance sheet. At quarter end, we had $392 million of cash, including cash held at 1031 exchange agents. We had $135 million of assets held for sale at the end of the quarter in conjunction with our asset sale efforts. At quarter end, our consolidated debt outstanding was approximately $1.7 billion, with a weighted-average interest rate of approximately 4% and a weighted average term of 6.9 years.

Fixed-charge coverage was approximately 2.6x and leverage was reduced significantly to 4.3x net-debt-to-adjusted EBITDA at the end of the third quarter. But the low leverage is a result of debt repayment from sale proceeds and cash held on the balance sheet.

As funds are invested in industrial properties and NOI from property sales burn off, we expect this number to increase to approximately 5x. We paid off the entirety of our revolving credit facility as well as $151 million of our $300 million, 2020 term loan. The remaining $149 million was repaid subsequent to the quarter.

Additionally, we satisfied $110 million of nonrecourse mortgage debt, which includes debt that was assumed by the newly-formed joint venture.

Now I'd like to turn the call back over to Will.

T. Wilson Eglin:

Thanks, Pat . Operator, I have no further comments at this time, so we are ready for you to conduct the question-and-answer portion of the call.

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Operator

Thank you. (Operator Instructions) Our first question comes from John Guinee of Stifel. Please go ahead.

John Guinee

A quick question. Will, I think you owned at one time a port facility down in Houston or Galveston, maybe it was an $82 million purchase, 25-year lease at that time. Do you still own that and what's the status there?

James Dudley

Yes, we still own it, John. And the status is business as usual.

John Guinee

Does it -- what bucket does it fit into? Is it actually as improvements or is it all a land deal?

James Dudley

It's a combination. It has a brand new office building on it that the tenant constructed. It has some warehouse facilities as well, but the majority of it is land where there are containers for transporting goods and there's also a major contract for Caterpillar where they transport the large mining equipment. And also a contract with GE were they transport the wind blades.

John Guinee

Okay. And then I guess, Pat, it looks like you're implicitly providing about a $0.20 AFFO guidance at the midpoint for fourth quarter. Is that the math?

Patrick Carroll

Um, we're at $0.74 -- we have Adjusted Company FFO of $0.74 for the ine months. So -- that's right.

John Guinee

And then does it ramp up or down there, Will?

T. Wilson Eglin

Well, in the context of the disposition plan next year, right, we would expect some dilution from asset sales, offset by obviously repurchasing the stock is accretive, but there's still some dilution to work through on the sales side.

John Guinee

Okay, great. Thank you very much.

T. Wilson Eglin

Thank you John.

Operator

[Operator Instructions] And our next question comes from John Massocca of Ladenburg Thalmann.

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John Massocca

Good Morning.

T. Wilson Eglin

Good Morning

John Massocca

I think on that last point. How do you balance the stock buyback versus buying additional industrial assets, just given the trade-off of it's probably more accretive to do a buyback, but it's not going to get you any closer to the kind of 85-15 mix you're looking for.

T. Wilson Eglin

I mean, it's true, John. It is a balancing. Right now, our share repurchase is compelling. If we were to work our way through the entire authorization in the context of share repurchase rules, it could take a long time and it will be subject to where the shares trade. So we do think it's a very good use of capital, but it's certainly limited compared to the opportunity set that we see on the industrial side. So we think the share buyback is compelling during the time that we're retiring stock. We also think we'll see opportunity on the investment side that's consistent with where we're taking the company in the long term.

John Massocca

Understood. Can you maybe give an extra color on the Cummins lease extension/purchase option situation? It seems like there may be a disagreement between you and the tenant on what they actually did. I'm just wondering, if you could maybe get some clarity on that.

T. Wilson Eglin

Well, I don't think we have much to add. The lease is clear on the point. We'll have a little bit of extra disclosure in our 10-Q, but really, nothing to add beyond what we've said in our prepared remarks.

John Massocca

Understood. And then maybe on the acquisition side I mean, was there -- it seems like this kind of a mix going on in terms of where people are able to kind of source industrial acquisitions that obviously still strong demand that you're seeing kind of low cap rates, sub-six on the cash basis. But is there any potential to maybe go out for assets that are set less fungible and maybe grab a little more yield? Or is really the focus more, hey, look, we're reshaping the portfolio, and accretion relative to the cost of our capital, less important than having a portfolio that we think the street is going to value more?

Brendan Mullinix

Definitely the latter.

John Massocca

I mean the reaching for yield and maybe taking a little risk on releasing at the end of the 10-year lease isn't really the mindset right now.

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Brendan Mullinix

Correct.

John Massocca

That’s it for me. Thank you guys very much.

T. Wilson Eglin

Thanks John.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Will Eglin for any closing remarks.

T. Wilson Eglin

Well, once again, thank you for joining us this morning. Please visit our website or contact Heather Gentry if you would like to receive our quarterly materials. And in addition, as always, you may contact me or the other members of our senior management team with any questions.

Thanks again, and have a great day.

Operator

The conference has no concluded. Thank you for attending today’s presentation. You may now disconnect.

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